11960 Southwest 144th Street
Miami, Florida 33186
(305) 253-5099
www.noven.com

F O R            I M M E D I A T E            R E L E A S E

NOVEN REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

Miami, FL, August 4, 2005 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN), a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products, today announced financial results for the three-month and six-month periods ended June 30, 2005, and provided an update on its business and prospects.

“Our Novogyne joint venture had a very good quarter, and prescriptions for our Vivelle-Dot™ estrogen patch continued to increase,” said Robert C. Strauss, Noven’s President, CEO & Chairman. “Total prescriptions for Vivelle-Dot™ grew 13% compared to the second quarter of last year, and aggregate total prescriptions for Novogyne’s three products grew 6%,” said Strauss. “With a solid business at Novogyne, two products pending at the U.S. Food and Drug Administration, other products in development, and continued activity in our business development program, we believe we are making good progress toward our goal of growth from diversified sources.”

Second Quarter Results
Noven’s net revenues for the quarter ended June 30, 2005 (the “current quarter”) were $11.8 million compared to $12.0 million for the quarter ended June 30, 2004 (the “2004 quarter”), reflecting lower contract and license revenues, partially offset by higher product revenues. Research and development expenses for the current quarter increased 15% to $3.1 million, primarily due to higher non-clinical development expenses related to Noven’s fentanyl transdermal patch. Marketing, general and administrative expenses increased 11% to $4.2 million, primarily reflecting increased costs associated with expansion for anticipated new product launches, as well as increased professional fees. Noven recognized $8.1 million in earnings from Novogyne Pharmaceuticals (a women’s health products company owned jointly by Noven and Novartis Pharmaceuticals Corporation), slightly lower than the $8.2 million recognized in the 2004 quarter. For the current quarter, Noven reported net income of $5.1 million ($0.21 diluted earnings per share), a 10% decrease from the $5.7 million ($0.23 diluted earnings per share) reported in the 2004 quarter.

Current quarter net revenues at Novogyne decreased 1% to $31.9 million, reflecting increased sales returns and allowances, partially offset by increased sales of Vivelle-Dot™. Novogyne’s selling, general and administrative expense increased 12% to $7.8 million, reflecting increased insurance costs and sales force expenses. Novogyne’s net income for the current quarter was $16.9 million, slightly lower than the $17.0 million reported in the 2004 quarter.

First Half Results
Noven’s net revenues for the six-month period ended June 30, 2005 (the “current period”) were $23.5 million compared to the $23.1 million reported for the six-months ended June 30, 2004 (the “2004 period”), reflecting higher product revenues, partially offset by lower contract and license revenues. Research and development expenses increased 23% to $6.2 million, primarily due to higher non-clinical development expenses related to Noven’s fentanyl transdermal patch. Marketing, general and administrative expenses increased 8% to $8.2 million, primarily reflecting increased costs associated with expansion for anticipated new product launches, as well as increased professional fees. Noven recognized $9.0 million in earnings from Novogyne, slightly higher than the $8.9 million recognized in the 2004 period. Noven reported net income of $5.3 million ($0.22 diluted earnings per share), a 9% decrease compared to the $5.8 million ($0.24 diluted earnings per share) reported in the 2004 period.

Novogyne’s current period net revenues increased 2% to $54.6 million, reflecting increased sales of Vivelle-Dot™, partially offset by lower sales of Novogyne’s other products. Novogyne’s selling, general and administrative expense increased 13% to $16.4 million, primarily due to increased Vivelle-Dot™ promotional expenses. Novogyne’s net income for the current period was $24.9 million, slightly higher than the $24.4 million reported in the 2004 period.

At June 30, 2005, Noven had an aggregate $77.9 million in cash and cash equivalents and short-term investments. At December 31, 2004, Noven had $94.0 million in cash and cash equivalents and no short-term investments. Net cash used in operating activities for the first six months of 2005 reflected payment of amounts owed to Shire Pharmaceuticals in connection with development of Noven’s methylphenidate patch, as well as purchases of fentanyl and other inventory, partially offset by distributions received from Novogyne. Noven’s working capital at June 30, 2005 was $95.9 million compared to $97.3 million at December 31, 2004.

HT Prescription Overview
Total prescriptions in the overall U.S. hormone therapy (“HT”) market declined 8% in the second quarter of 2005 compared to the second quarter of 2004. For the same period, aggregate total prescriptions for Novogyne’s products (Vivelle®, Vivelle-Dot™ and CombiPatch® combined) increased 6%. Total prescriptions for Vivelle-Dot™, which represented approximately 84% of total prescriptions for Noven’s U.S. products, increased 13% for the same period, while the estrogen segment of the U.S. HT market decreased 8%. For the same period, total prescriptions for the Vivelle® product family (Vivelle-Dot™ and Vivelle® combined) increased 9%. Noven’s Vivelle-Dot™ patch remains the most frequently prescribed transdermal estrogen therapy product in the U.S.

Business Update
Strauss said: “Given recent prescription trends for Vivelle-Dot™ and our belief that trade inventory levels for that product were within the desired range at the end of the 2005 second quarter, we continue to expect Novogyne’s revenues and net income for 2005 to modestly exceed 2004 levels.”

“Together with Endo Pharmaceuticals, we are working to obtain approval of our pending Abbreviated New Drug Application for our transdermal fentanyl system,” said Strauss. “We are also working with Shire Pharmaceuticals to advance our methylphenidate patch for ADHD toward commercialization. In late June, Noven and Shire submitted an amendment to the pending New Drug Application that included new data from our most recent clinical trials. The amendment was accepted for filing by the FDA and is currently undergoing what we expect will be a six-month review.”

Analyst Conference Call
A conference call with management relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 10:00 a.m. Eastern time this morning, August 4. Thereafter, a rebroadcast of the call will be accessible at the same website. A taped replay of the conference call will be available by telephone from August 4 at 12:00 Noon Eastern time until August 6 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code number 286 and I.D. number 162121. The conference call will contain forward-looking information in addition to that contained in this press release.

About Noven
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven’s prescription patches are sold in over 30 countries, and a range of new patches are being developed in collaboration with Novartis Pharma AG, Shire Pharmaceuticals Group plc, P&G Pharmaceuticals, Endo Pharmaceuticals Inc. and others. Together with Novartis Pharmaceuticals Corporation, Noven owns Novogyne Pharmaceuticals, a women’s health products company with over $100 million in annual sales. Among other products, Novogyne markets and sells Noven’s Vivelle-Dot™ product — the smallest estrogen patch in the world, and the most prescribed estrogen patch in the U.S. Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. See www.noven.com for additional information.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. When used in this press release, the words “believe,” “could,” “expect,” “plan,” “will,” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. By category, these risks and uncertainties include: HT Market – risks associated with increased competition in the HT market; any further impact on Noven’s HT business due to the announcement of additional negative clinical results or otherwise, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novogyne and Novartis Pharma; the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch product; and the risk of product liability claims resulting from the use of HT products, such as the lawsuits pending against Novartis with respect to Noven’s products, as well as any indemnification or contribution obligations that Noven may have to Novartis or Novogyne related to product liability claims. Regulatory Matters – uncertainties related to the FDA’s discretion to approve or not approve a product; and the timing of any FDA approval for any of Noven’s products in development, which is outside Noven’s control and which may impact the success of product launch and market penetration. Noven’s Partners – the risk that Noven’s development partners may have different or conflicting priorities than Noven’s, which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the development programs; uncertainties regarding Noven’s ability to attract additional development partners; the possibility that Noven’s development programs may not proceed on schedule or as expected, which could, among other things, prevent Noven from achieving milestone objectives under Noven’s development programs and/or cause delays or cancellations of programs; the possibility that Noven’s current development priorities could render Noven unable to advance Noven’s other development projects or increase the cost of advancing those projects; risks related to Noven’s dependence on Novartis to perform all of Novogyne’s financial, accounting, inventory, distribution, revenues and sales deductions functions; risks and uncertainties related to the fact that Vivelle-Dot™ comprises a substantial majority of Novogyne’s aggregate total prescriptions. Fentanyl Patch – risks and uncertainties associated with the FDA’s review of Noven’s fentanyl patch ANDA; risks and uncertainties relating to Noven’s manufacture of fentanyl patch inventories in advance of regulatory approval, including the possibility that Noven may be unable to recover significant costs if FDA approval is not obtained or if all or a portion of Noven’s existing fentanyl inventory cannot be sold due to insufficient remaining shelf-life; the possibility that Noven may be unable to recover from Endo their agreed upon portion of the production costs of the launch quantities of Noven’s fentanyl patch that Noven has produced; risks related to the FDA’s recently issued public advisory that it is investigating reports of death and other serious side effects from overdoses involving both the branded and generic fentanyl patches, including the possibility that this investigation could materially and adversely affect the market for all fentanyl patch products and could delay or prevent approval of pending ANDAs for fentanyl, including Noven’s pending application; the impact of overhead and other expenses associated with the development and production of Noven’s fentanyl patch on Noven’s profitability if the fentanyl patch continues to be delayed or is never approved; patent or other strategies by third parties could delay or prevent the launch of Noven’s fentanyl patch or other products; the possibility that milestone payments may be reduced and/or that Endo may exercise its contractual right to terminate the license agreement if the product launch is delayed; and the possibility that, even if approved, Noven’s fentanyl patch or other products may not be successfully commercialized due to competitive market conditions or other factors. Methylphenidate Patch – the possibility that FDA will determine that Noven’s amended NDA for Noven’s methylphenidate patch does not support approval or that Noven’s methylphenidate patch may not ultimately be approved or commercialized; risks and uncertainties related to the 2005 study by researchers at the M.D. Anderson Cancer Center of the effects of oral methylphenidate therapy on 12 children; any exercise of Shire’s right to terminate Noven’s methylphenidate patch development agreement; and the likelihood that Noven’s development strategy would change if Shire were to terminate the agreement under certain circumstances, or if Noven’s methylphenidate patch were not ultimately approved or were abandoned. Other Matters – expected fluctuations in quarterly revenues and research and development expenses and risks related to estimated trade inventory levels. For additional information regarding these and other risks associated with our business, readers should refer to Noven’s Annual Report on Form 10-K for the year ended December 31, 2004 as well as other reports filed from time to time with the Securities and Exchange Commission.

Noven Pharmaceuticals, Inc.

Statements of Operations Data:
(amounts in thousands, except per	Three Months Ended		Six Months Ended
share amounts) (unaudited)	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Product revenues – Novogyne:
Product sales	$4,714	$4,886	$9,692	$10,694
Royalties	1,713	1,608	2,827	2,498

Total product revenues — Novogyne	6,427	6,494	12,519	13,192
Product revenues – third parties	3,933	3,564	7,971	6,541

Total product revenues	10,360	10,058	20,490	19,733
Contract and license revenues:
Contract	429	853	1,024	1,372
License	982	1,044	1,993	1,980

Contract and license revenues	1,411	1,897	3,017	3,352
Net revenues	11,771	11,955	23,507	23,085
Expenses:
Cost of products sold	5,124	4,975	10,881	10,493
Research and development	3,145	2,734	6,155	4,989
Marketing, general and administrative	4,189	3,762	8,244	7,666

Total expenses	12,458	11,471	25,280	23,148

Income (loss) from operations	(687)	484	(1,773)	(63)
Equity in earnings of Novogyne	8,101	8,228	9,013	8,865
Interest income, net	593	184	1,096	340

Income before income taxes	8,007	8,896	8,336	9,142
Provision for income taxes	2,886	3,218	3,004	3,306

Net income	$5,121	$5,678	$5,332	$5,836

Basic earnings per share	$0.22	$0.24	$0.23	$0.25

Diluted earnings per share	$0.21	$0.23	$0.22	$0.24

Weighted average number of common shares outstanding:
Basic	23,565	23,386	23,537	23,226

Diluted	24,068	24,387	24,017	24,334

	As of
Balance Sheet Data:
(amounts in thousands) (unaudited)	June 30, 2005	December 31, 2004

Cash and cash equivalents	$33,333	$93,958
Short-term investments	44,600	—
Investment in Novogyne	24,863	26,233
Total assets	188,385	201,975
Deferred license revenues	32,270	39,085
Stockholders’ equity	135,585	129,039